                                            FILED PURSUANT TO RULE NO. 424(b)(4)
                                            REGISTRATION NO. 333-39911



                                  $75,000,000

                         NIPSCO CAPITAL MARKETS, INC.

                          6.78% SENIOR NOTES DUE 2027

                ENTITLED TO THE BENEFIT OF A SUPPORT AGREEMENT
            PROVIDING FOR THE PAYMENT OF PRINCIPAL AND INTEREST BY

                            NIPSCO INDUSTRIES, INC.

                               ----------------

  The 6.78% Senior Notes Due 2027 (the "Notes"), which will mature on December 1, 2027, are being offered by NIPSCO Capital Markets, Inc., an Indiana corporation ("Capital"). Interest on the Notes will be payable semiannually on June 1 and December 1 of each year, commencing June 1, 1998. Each holder of the Notes may require Capital to repurchase all or a portion of the Notes owned by such holder on December 1, 2007 at a purchase price equal to 100% of the principal amount thereof plus accrued interest thereon. See "Description of the Notes--Purchase at Option of Holder." The Notes are entitled to the benefits of a Support Agreement, dated as of April 4, 1989 (as amended, the "Support Agreement"), between Capital and its parent company, NIPSCO Industries, Inc. ("Industries"), providing for the payment of principal and interest, if any, on the Notes in the event of default of Capital. See "Description of the Support Agreement." The Notes will not be redeemable at the option of Capital and will not be entitled to any sinking fund. See "Description of the Notes--General."

  The Notes will be represented by one or more Global Securities registered in the name of the nominee of The Depository Trust Company ("DTC"). Beneficial interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described herein, Notes in definitive form will not be issued. The Notes will be issued only in denominations of $1,000 and integral multiples thereof. See "Description of the Notes."

                               ----------------

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES COMMISSION
  PASSED   UPON  THE   ACCURACY  OR   ADEQUACY  OF   THIS  PROSPECTUS.   ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

                                              INITIAL
                                              PUBLIC
                                             OFFERING   UNDERWRITING PROCEEDS TO
                                               PRICE    DISCOUNT(1)  CAPITAL(2)
                                            ----------- ------------ -----------
Per Note...................................   99.964%      0.65%       99.314%
Total...................................... $74,973,000   $487,500   $74,485,500

--------
(1) Capital and Industries have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
(2) Before deducting expenses payable by Capital estimated at $140,000.

                               ----------------

  The Notes offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Notes will be ready for delivery in book-entry form only through the facilities of DTC in New York, New York, on or about December 1, 1997, against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.                                 MORGAN STANLEY DEAN WITTER

                               ----------------

               The date of this Prospectus is November 21, 1997.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH NOTES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               ----------------

                             AVAILABLE INFORMATION

  Capital and Industries have filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (including any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Notes. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed or incorporated by reference as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

  Industries is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by Industries with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material also may be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. Such reports, proxy statements and other information concerning Industries may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605, and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104, on which exchanges certain of Industries' securities are listed.

  On September 25, 1992, the staff of the Commission informed Industries and Capital by letter that it would not recommend enforcement action to the Commission if Capital did not file periodic reports pursuant to Sections 13 and 15(d) of the Exchange Act, subject to Industries' compliance with the conditions set forth therein. In reliance upon such letter, no documents have been filed or will be filed by Capital under the Exchange Act. Capital does not intend to issue any periodic or other reports to holders of the Notes. Capital has been advised by the Commission's staff that financial information regarding Capital need not be included in any registration statement on Form S-3 filed by Capital and Industries with respect to the Notes and the Support Agreement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by Industries with the Commission are incorporated herein by reference:

    (a)Industries' Annual Report on Form 10-K for the fiscal year ended December 31, 1996; and

    (b) Industries' Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997.

  All documents subsequently filed by Industries pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Notes shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  INDUSTRIES WILL PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED IN THIS PROSPECTUS BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THAT THE PROSPECTUS INCORPORATES. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO NINA M. RAUSCH, SECRETARY, NIPSCO INDUSTRIES, INC., 5265 HOHMAN AVENUE, HAMMOND, INDIANA 46320, TELEPHONE NUMBER (219) 853-5199.

                                 THE COMPANIES

                                    CAPITAL

  Capital was incorporated in Indiana in 1989. Capital was organized by Industries to engage in financing activities that provide funds for use in Industries' business operations and those of its direct and indirect wholly-owned subsidiaries, excluding Northern Indiana Public Service Company ("Northern Indiana"). Industries owns all of the 1,000 authorized capital shares of Capital.

  On April 4, 1989, Capital and Industries entered into the Support Agreement, which subsequently was amended as of May 15, 1989, December 10, 1990, and February 14, 1991. Under the Support Agreement, Industries has agreed, among other things, to ensure the timely payment of principal, premium, if any, and interest owed on any debt securities issued by Capital, with the limitation that no holder of such debt securities will have recourse to or against the stock or assets of Northern Indiana, or any interest of Industries or Capital therein. See "Description of the Support Agreement."

  On March 27, 1991, the Commission issued an order pursuant to Section 6(c) of the Investment Company Act of 1940, as amended (the "Investment Company Act"), granting an exemption to Capital from all of the provisions of the Investment Company Act, subject to Capital's compliance with the conditions set forth therein.

  The principal executive offices of Capital are located at 5265 Hohman Avenue, Hammond, Indiana 46320. Its telephone number is (219) 853-5200.

                                   INDUSTRIES

  Industries is an energy/utility-based holding company, incorporated in Indiana in 1987, providing electric energy, natural gas and water to the public through its six wholly-owned regulated subsidiaries: Northern Indiana Public Service Company ("Northern Indiana"); Kokomo Gas and Fuel Company ("Kokomo Gas"); Northern Indiana Fuel and Light Company, Inc. ("NIFL"); Crossroads Pipeline Company ("Crossroads"); Indianapolis Water Company ("IWC"); and Harbour Water Corporation ("Harbour"). The principal executive offices of Industries are located at 5265 Hohman Avenue, Hammond, Indiana 46320, and its telephone number is (219) 853-5200.

  On March 25, 1997, Industries acquired IWC Resources Corporation (IWCR). IWCR's subsidiaries include two regulated water utilities (IWC and Harbour), which at September 30, 1997 served approximately 242,500 customers, and five non-utility companies providing utility-related services including installation, repair and maintenance of underground pipelines and utility line locating and marking. The two primary non-utility subsidiaries are Miller Pipeline Corporation ("Miller") and SM&P Utility Resources, Inc. ("SM&P").

  Industries also provides non-regulated energy/utility-related services including energy marketing and trading; power generation; gas transmission, supply and storage; installation, repair and maintenance of underground pipelines; utility line locating and marking; and related products targeted at customer segments principally through the following wholly-owned subsidiaries:
NIPSCO Development Company, Inc. ("Development"); NIPSCO Energy Services, Inc. ("Services"); Primary Energy, Inc. ("Primary"); Miller; and SM&P.

  Northern Indiana, Industries' largest and dominant subsidiary, was incorporated in Indiana in 1912 and supplies electricity and natural gas to the public in 30 counties in the northern part of Indiana, serving an area of about 12,000 square miles with a population of approximately 2,188,000. At September 30, 1997, it supplied approximately 414,800 customers with electricity and approximately 651,500 customers with natural gas. For the twelve months ended September 30, 1997, approximately 58% of its revenues were derived from the sale of electricity and approximately 42% from the sale and transportation of natural gas. Kokomo Gas, which was incorporated in Indiana in 1917, and NIFL, which was incorporated in Indiana in 1906, both are engaged in supplying natural gas to the public in service territories contiguous to Northern Indiana's service territory. At September 30, 1997, Kokomo Gas and NIFL served approximately 33,100 and 32,600 customers, respectively.

                      RATIOS OF EARNINGS TO FIXED CHARGES

  The following table sets forth Industries' ratio of earnings to fixed charges for the periods indicated:

                                   TWELVE MONTHS
                                       ENDED        YEAR ENDED DECEMBER 31,
                                   SEPTEMBER 30, -----------------------------
                                       1997      1996  1995  1994  1993  1992
                                   ------------- ----- ----- ----- ----- -----
      Ratio of Earnings to Fixed
       Charges....................     3.17x     3.21x 3.30x 3.10x 3.00x 2.74x

  For the purpose of calculating the ratios of earnings to fixed charges, "earnings" consist of income from continuing operations before income taxes, and "fixed charges" consist of interest on all indebtedness, amortization of debt expense, the percentage of rental expense on operating leases deemed representative of the interest factor, and preferred stock dividend requirements of majority-owned subsidiaries.

  A statement setting forth the computation of ratio of earnings to fixed charges is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

                                USE OF PROCEEDS

  The net proceeds to Capital from the issue and sale of the Notes offered hereby are estimated to be approximately $74,345,000, after deducting underwriting discounts and estimated expenses of this offering payable by Capital. Capital will use $72,500,000 of the net proceeds of this offering to repay in full Capital's obligations under its Zero Coupon Notes Due December 1, 1997, and Capital will advance the remaining balance of such net proceeds to Industries which will use such funds for its general corporate purposes.

                           DESCRIPTION OF THE NOTES

  The Notes will be issued as a series of Debt Securities (as defined below) under an Indenture, dated as of February 14, 1997, as amended or modified from time to time (the "Indenture"), between Capital and The Chase Manhattan Bank, as trustee (the "Trustee"). The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. The following summary of certain provisions of the Notes and the Indenture does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the Notes and the Indenture. Capitalized terms used but not defined herein shall have the meanings given to them in the Notes or the Indenture, as the case may be. The forms of the Indenture and the Notes are filed as exhibits to the Registration Statement. The term "Debt Securities," as used in this Prospectus, refers to all debt securities, including the Notes, issued and issuable from time to time under the Indenture.

GENERAL

  The Notes will be limited to $75,000,000 aggregate principal amount and will mature on December 1, 2027. The Notes will bear interest at the rate of 6.78% per annum from December 1, 1997, payable semiannually in arrears on June 1 and December 1 of each year, commencing June 1, 1998, to the persons in whose names the Notes are registered at the close of business on the preceding May 15 or November 15, each a record date, as the case may be, except that in the case of Global Securities representing Notes, such payment will be made in accordance with arrangements then in effect among Capital, the Trustee and the Depositary. Principal of and interest on the Notes will be payable (and the Notes may be presented for repayment) at the office or agency of Capital maintained for such purposes in the Borough of Manhattan, The City of New York, currently the corporate trust office of the Trustee. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

  The Notes will not be subject to any sinking fund. Capital will not have the option to redeem the Notes prior to maturity. Capital is not required to repurchase Notes from Holders prior to maturity except as described below under "--Purchase at Option of Holder."

  The covenants contained in the Indenture would not necessarily afford the holders of the Notes protection in the event of a highly leveraged transaction or a takeover attempt nor do they contain provisions requiring the repurchase of any the Notes upon a change in control of Capital. In addition, the Indenture does not contain any provisions that would limit the ability of Capital and its subsidiaries to incur unsecured indebtedness. All Debt Securities, including the Notes, issued and to be issued under the Indenture will be unsecured general obligations of Capital and will rank pari passu with all other unsecured and unsubordinated indebtedness of Capital from time to time outstanding. The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder and Debt Securities may be issued thereunder from time to time in one or more series up to the aggregate principal amount from time to time authorized by Capital for each series. Capital has heretofore issued $300,000,000 principal amount of Medium-Term Notes constituting a separate series of Debt Securities under the Indenture all of which principal amount remains outstanding on the date hereof. Capital may, from time to time, without the consent of the Holders, provide for the issuance of Notes or other Debt Securities under the Indenture in addition to the aforementioned Medium-Term Notes and the $75,000,000 aggregate principal of Notes offered hereby.

  The Notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. Capital has been advised by the Underwriters that the Underwriters intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the existence or liquidity of a secondary market for the Notes.

DELIVERY AND FORM

  The Notes initially will be represented by a single book entry global security ("Global Security") deposited with DTC and registered in the name of the nominee of DTC. Capital has established a depositary arrangement with DTC with respect to the Notes, the terms of which are summarized below. Each of the Notes will be available for purchase in denominations of $1,000 and integral multiples thereof. Unless and until certificated Notes are issued under the limited circumstances described below, no Beneficial Owner of a Note shall be entitled to receive a definitive certificate representing a Note. So long as DTC or any successor depositary (collectively, the "Depositary") or its nominee is the registered holder of the Global Security, the Depositary, or such nominee, as the case may be, will be considered to be the sole owner or holder of the Notes represented thereby for all purposes of the Indenture. Investors' interests in the Global Security will be represented through financial institutions acting on their behalf as direct and indirect participants in the Depositary. No Global Security may be transferred except as a whole by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or such nominee to a successor of the Depositary or a nominee of such successor.

  Except as otherwise provided below, the Beneficial Owners of the Global Security will not be entitled to receive physical delivery of certificated Notes and will not be considered the Holders thereof for any purpose under the Indenture, and no Global Security shall be exchangeable or transferable. Accordingly, each Beneficial Owner must rely on the procedures of the Depositary and, if such Beneficial Owner is not a Participant, on the procedures of the Participant through which such Beneficial Owner owns its interest in order to exercise any rights of a Holder under such Global Security or the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in the Global Security.

  A Global Security will be exchangeable for certificated Notes of like tenor and terms and of differing authorized denominations in a like aggregate principal amount, only if (i) the Depositary notifies Capital that it is unwilling or unable to continue as Depositary for the Global Securities or Capital becomes aware that the Depositary has ceased to be a clearing agency registered under the Exchange Act and, in any such case, Capital shall not have appointed a successor to the Depositary within 90 days thereafter, (ii) Capital, in its sole discretion, determines that the Global Security shall be exchangeable for certificated Notes or (iii) an Event of Default (or event which with the giving of notice or lapse of time would constitute an Event of Default) shall have occurred and be continuing with respect to the Notes under the Indenture. Upon any such exchange, the certificated Notes shall be registered in the names of the Beneficial Owners of the Notes represented by the Global Security, which names shall be provided by the Depositary's relevant Participants (as identified by the Depositary) to the Trustee.

  The following is based on information furnished by DTC:

  DTC will act as securities Depositary for the Notes. The Notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully registered Global Security will be issued for the Notes in the aggregate principal amount of such issue and will be deposited with DTC.

  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of DTC ("Direct Participants") include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

  Purchases of Notes under DTC's system must be made by or through Direct Participants, which will receive a credit for such Notes on DTC's records. The ownership interest of each actual purchaser of each Note represented by a Global Security ("Beneficial Owner") is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from DTC's of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in a Global Security representing Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of a Global Security representing Notes will not receive certificated Notes representing their ownership interests therein, except in the event that use of the book-entry system for such Notes is discontinued.

  To facilitate subsequent transfers, all Global Securities representing Notes which are deposited with, or on behalf of, DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Global Securities with, or on behalf of, DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Global Securities representing the Notes; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by DTC to Direct
Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Neither DTC nor Cede & Co. will consent or vote with respect to any Global Security. Under its usual procedures, DTC mails an Omnibus Proxy to Capital as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

  Principal, premium, if any, and/or interest, if any, payments on a Global Security will be made in immediately available funds to DTC. DTC's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of DTC, the Trustee or Capital, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of Capital and the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

  A Beneficial Owner shall give notice to elect to have its Notes repaid by Capital, through its Participant, to the Trustee, and shall effect delivery of such Notes by causing the Direct Participant to transfer the Participant's interest in the Global Security representing such Notes, on the Depositary's records, to the Trustee. The requirement for physical delivery of book-entry Notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Security representing such Notes are transferred by Direct Participants on the Depositary's records and followed by a book-entry credit of tendered Notes to the Trustee's account.

  The Depositary may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to Capital or the Trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, certificated Notes are required to be printed and delivered.

  Capital may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depositary). In that event, certificated Notes will be printed and delivered.

  The information in this section concerning the Depositary and the Depositary's system has been obtained from sources that Capital believes to be reliable, but Capital takes no responsibility for the accuracy thereof.

SAME-DAY SETTLEMENT AND PAYMENT

  Settlement for the Notes will be made by the Underwriters in immediately available funds. So long as the Notes are represented by the Global Security, all payments of principal and interest will be made by Capital in immediately available funds.

  The Notes will trade in DTC's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Notes will therefore be required by DTC to settle in immediately available funds.

PURCHASE AT OPTION OF HOLDER

  Each Holder of the Notes will have the right to require Capital to repurchase all or a portion of the Notes in increments of $1,000 owned by such Holder (the "Put Option") on December 1, 2007 (such date being the "Put Option Exercise Date") at a purchase price equal to 100% of the principal amount of the Notes tendered by such Holder plus accrued interest thereon. On and after the Put Option Exercise Date, interest will cease to accrue on the portion of the Notes tendered for repayment. On or before the Put Option Exercise Date, Capital shall deposit with a paying agent (or the Trustee) money sufficient to pay the principal of and any accrued interest on the Notes to be tendered for repayment.

  Capital will comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Securities Exchange Act of 1934 if required and will file Schedule 13E-4 or any other schedule if required thereunder in connection with any offer by the Company to purchase the Notes.

  BOOK-ENTRY NOTES. So long as the Notes are held under the book-entry only system described above, DTC, its nominee, Cede & Co. or any of DTC's Direct or Indirect Participants as registered Holders of the Notes will be entitled to tender the Notes on each Put Option Exercise Date for repayment and any such tenders will be effected by means of DTC's Repayment Option Procedures. During each Put Option Notice Period, DTC will receive instructions from its Participants (acting on behalf of owners of beneficial interests in the Notes) to tender the Notes for repayment under DTC's

Repayment Option Procedures. For book-entry notes, a Holder must provide Capital with notice of its intention to exercise its Put Option not less than 30 days nor more than 60 days prior to the Put Option Exercise Date applicable to such Put Option (the "Put Option Notice Period"). Such notice, once given, will be irrevocable unless waived in writing by Capital. Such tenders for repayment will be made by DTC by means of a book-entry credit of the Notes to the account of the Trustee, provided that DTC receives instructions from tendering Participants by Noon on the last day that is a business day during the applicable Put Option Notice Period. Promptly after the recording of any such book-entry credit, DTC will provide the Trustee an Agent Put Daily Activity Report in accordance with its Repayment Option Procedures, identifying the Notes and the aggregate principal amount thereof as to which such tenders for repayment have been made. OWNERS OF BENEFICIAL INTERESTS IN NOTES WHO WISH TO EFFECTUATE THE TENDER AND REPAYMENT OF SUCH NOTES MUST INSTRUCT THEIR RESPECTIVE DTC PARTICIPANT OR PARTICIPANTS A REASONABLE PERIOD OF TIME IN ADVANCE OF THE EXPIRATION OF THE APPLICABLE PUT OPTION NOTICE PERIOD.

  CERTIFICATED NOTES. If at any time the use of a book-entry only system through DTC (or any successor securities Depositary) is discontinued with respect to the Notes as a result of the circumstances described above under "Delivery and Form," tenders for repayment of such Notes on each Put Option Exercise Date shall be made according to the following procedures. The Trustee must receive at the principal office of the Trustee in New York City, at least 30, but not more than 60, days prior to the Put Option Exercise Date but no later than 5:00 p.m. New York City time on the last day for giving notice, (i) the Notes with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed or (ii) a telegram, facsimile transmission or letter from a member of national securities exchange or the National Association of Securities Dealers, Inc., or a commercial bank or a trust company in the United States of America, setting forth the name of the registered Holder of the Note, the principal amount of the Note to be repaid, the amount of the Note to be repurchased, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed will be received by the Trustee not later than five business days after the date of such telegram, facsimile transmission or letter and such Note and form duly completed are received by the Trustee by such fifth business day. Any such notice received by the Trustee during a Put Option Notice Period shall be irrevocable, unless waived in writing by Capital. All questions as to the validity, eligibility (including time of receipt) and the acceptance of any Note for repayment will be determined by Capital, whose determination will be final and binding.

CONSOLIDATION, MERGER AND SALE

  Under the terms of the Indenture, neither Capital nor Industries may merge or consolidate with or into any other Corporation, or convey, transfer or lease their properties and assets substantially as an entirety unless (i) the Corporation formed by any such consolidation or into which it is merged or the Person which acquires by conveyance or transfer, or which leases, its properties and assets substantially as an entirety shall be a Corporation organized and existing under the laws of any domestic jurisdiction and shall expressly assume, in the case of Capital, its obligations under the Debt Securities and the Indenture and, in the case of Industries, its obligations under the Indenture and the Support Agreement, (ii) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing, and (iii) Capital or Industries, as applicable, shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease complies with the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

LIMITATION ON LIENS

  Neither Capital nor Industries will, nor will Industries permit any Subsidiary other than a Utility, to, issue, assume or guarantee any debt for money borrowed (for purposes of this paragraph, "Debt"), secured by any mortgage, security interest, pledge, lien or other encumbrance (herein referred to as

"mortgage") upon any property of Capital, Industries or any such Subsidiary (other than a Utility), except indebtedness issued by any such Subsidiary and owned by Industries or any other such Subsidiary (whether such property or indebtedness is owned at the date of the Indenture or thereafter acquired), without effectively securing the Notes equally and ratably with (or prior to) such Debt. The foregoing restrictions do not apply to (i) mortgages on any property, acquired, constructed or improved by Industries or any of the Subsidiaries other than the Utilities after the date of the Indenture which are created or assumed contemporaneously with, or within 120 days after, such acquisition or completion of such construction or improvement, or within six months thereafter pursuant to a firm commitment for financing arranged with a lender or investor within such 120-day period, to secure or provide for the payment of all or any part of the purchase price of such property or the cost of such construction or improvement incurred after the date of the Indenture, or, in addition to mortgages contemplated by clauses (ii) and (iii) below, mortgages on any property existing at the time of acquisition thereof, provided that the mortgages shall not apply to any property theretofore owned by Industries or any such Subsidiary other than, in the case of any such construction or improvement, any theretofore unimproved real property on which the property so constructed or the improvement is located; (ii) existing mortgages on any property or indebtedness of a corporation which is merged with or into or consolidated with Industries or a Subsidiary; (iii) mortgages on property or indebtedness of a corporation existing at the time such corporation becomes a Subsidiary; (iv) mortgages to secure Debt of a Subsidiary to Industries or to another Subsidiary other than a Utility; (v) mortgages in favor of the United States of America, any State, any foreign country or any department, agency or instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such mortgages, including, without limitation, mortgages to secure Debt of the pollution control or industrial revenue bond type; (vi) mortgages to secure loans to Industries or any Subsidiary other than a Utility maturing within 12 months from the creation thereof and made in the ordinary course of business; (vii) mortgages on any property (including any natural gas, oil or other mineral property) to secure all or part of the cost of exploration, drilling or development thereof or to secure Debt incurred to provide funds for any such purpose; (viii) mortgages existing on the date of the Indenture; and (ix) mortgages for the sole purposes of extending, renewing or replacing in whole or in part Debt secured by any mortgage referred to in the foregoing clauses
(i) to (viii), inclusive, or this clause (ix); provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property or indebtedness which secured the mortgage so extended, renewed or replaced (plus improvements on such property). Furthermore, such restrictions do not apply to the issuance, assumption or guarantee by Industries or any Subsidiary of Debt secured by a mortgage which would otherwise be subject to the foregoing restriction up to an aggregate amount which, together with all other secured Debt (not including secured Debt permitted under the foregoing exceptions), does not exceed 5 percent of consolidated net tangible assets of Industries and the Subsidiaries (other than the Utilities), determined in accordance with generally accepted accounting principles and as of a date not more than 90 days prior to the happening of the event for which such determination is being made. For purposes of the foregoing, "consolidated net tangible assets" means the total amount of assets appearing on a consolidated balance sheet of Industries and the Subsidiaries (other than the Utilities), less, without duplication, (i) all current liabilities (excluding any thereof which are by their terms extendable or renewable at the sole option of the obligor thereon without requiring the consent of the obligee to a date more than 12 months after the date on which the determination of consolidated net tangible assets is made),
(ii) all reserves for depreciation and other asset valuation reserves but excluding any reserves for deferred Federal income taxes arising from accelerated amortization or otherwise, (iii) all intangible assets such as goodwill, trademarks, trade names, patents and unamortized debt discount and expense carried as an asset on said balance sheet, and (iv) all appropriate adjustments on account of minority interests of other persons holding common shares or stock in any Subsidiary.

EVENTS OF DEFAULT

  The Indenture provides, with respect to any series of Debt Securities outstanding thereunder, that any one or more of the following events that has occurred and is continuing shall constitute an Event of Default: (i) default in the payment of any interest upon any Debt Security of that series, when the same becomes due and payable and the continuance of such default for 30 days;
(ii) default in the payment of the principal of or any premium, if any, on any Debt Security of that series when due, whether at maturity, upon redemption, by declaration or otherwise and continuance of such default for a period of three Business Days thereafter; (iii) default in the deposit of any sinking fund payment, when and as due by the terms of any Debt Securities of that series and the continuance of such default for three Business Days thereafter;
(iv) default in the performance or breach of any covenant or agreement of Capital or Industries in the Indenture or the Support Agreement (other than those referred to in (i), (ii) and (iii) above) and the continuance thereof for 60 days after there shall have been given, by registered or certified mail, to Capital and Industries from the Trustee or from the Holders of at least 25 percent of the Outstanding Debt Securities of that series written notice specifying such default and stating that such notice is a "Notice of Default"; (v) certain events in bankruptcy, insolvency or reorganization of Capital, Industries or Northern Indiana; (vi) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by Capital (including a default with respect to Debt Securities of any series other than that series) or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by Capital (including the Indenture), whether such indebtedness now exists or shall hereafter be created, which default shall constitute a failure to pay in excess of $5,000,000 of the principal or interest of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto or shall have resulted in such indebtedness in an amount in excess of $5,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled within a period of 90 days after there shall have been given, by registered or certified mail, to Capital by the Trustee or to Capital and the Trustee by the Holders of at least 25 percent in principal amount of the Outstanding Debt Securities of that series written notice specifying such default and stating that such notice is a "Notice of Default"; and (vii) any other Event of Default provided with respect to Debt Securities of that series.

  Each of Capital and Industries will be required to furnish annually to the Trustee a statement as to the performance by it of certain of its obligations under the Indenture and as to any default in such performance.

  The Holders of not less than a majority in principal amount of the Debt Securities may, on behalf of the Holders of all the Debt Securities, waive any past default under the Indenture with respect to the Debt Securities and its consequences, except a default (i) in the payment of the principal of or interest on any Debt Securities or (ii) in respect of a covenant or provision that cannot be modified or amended without the consent of the Holder of each outstanding Debt Security affected thereby.

ACCELERATION OF MATURITY

  If an Event of Default occurs and is continuing with respect to Debt Securities of a particular series, the Trustee or the Holders of not less than 33 percent in principal amount of Outstanding Debt Securities of that series may declare the Outstanding Debt Securities of that series due and payable immediately.

  At any time after a declaration of acceleration with respect to Debt Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee therefor, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series, by written notice to Capital, Industries and such Trustee, may rescind and annul such declaration and its consequences if: (i) Capital or Industries has paid or deposited with the Trustee a sum sufficient to pay: (a) all overdue interest on all Debt Securities of that series, (b) the principal of (and premium, if any, on) any such Debt Securities which has become due otherwise than by such declaration of acceleration, and interest on such unpaid principal at the rate or rates prescribed therefor in such Debt Securities, (c) to the extent lawful, interest on overdue interest at the rate or rates prescribed therefor in such Debt Securities, and (d) all sums paid or advanced by such Trustee and the reasonable compensation, expenses, disbursements and advances of such Trustee, its agents and counsel, and any other amounts due the Trustee under the Indenture; and (2) all Events of Default with respect to Debt Securities of that series, other than the non-payment of the principal of such Debt Securities which have become due solely by such declaration of acceleration, have been cured or waived. No such rescission and annulment shall affect any subsequent default or impair any right consequent thereon.

  The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may, on behalf of the Holders of all the Debt Securities of such series and any related Coupons, waive any past default under the Indenture with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series, or (ii) in respect of a covenant or provision that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of such series affected thereby.

  Subject to the provisions in the Indenture relating to the duties of the Trustee thereunder, if an Event of Default with respect to Debt Securities of a particular series occurs and is continuing, such Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of Debt Securities of such series, unless such Holders shall have offered to such Trustee reasonable indemnity or security against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of such series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture, or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series; provided, that such direction shall not be in conflict with any rule of law or the Indenture, expose the Trustee to personal liability or be unduly prejudicial to Holders not joining therein, and the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

MODIFICATION OR WAIVER

  Modification and amendment of the Indenture may be made by Capital, Industries and the Trustee with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities thereunder of any series that are affected by such modification or amendment; provided that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security of such series: (i) change the Stated Maturity of the principal of or any installment of principal of or interest on any Debt Security (except as otherwise provided in the Indenture) of such series, (ii) reduce the principal amount or the rate of interest on, or any premium payable upon the redemption of, any Debt Security of such series, (iii) change any obligation of Capital to pay additional amounts in respect of any Debt Security of such series (except as otherwise provided in the Indenture), (iv) reduce the amount of principal of a Debt Security of such series that is an Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the Stated Maturity thereof, (v) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security of such series, (vi) impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof or any Redemption Date therefor, (vii) reduce the above-stated percentage of Holders of Outstanding Debt Securities of such series necessary to modify or amend the Indenture or to consent to any waiver thereunder or reduce the requirements for voting or quorum described below, (viii) change any obligation of Capital to maintain an office or agency in any requisite place of payment or an obligation of Capital to maintain an office or agency outside the United States of America (to the extent required pursuant to the terms of the Indenture), or (ix) modify the foregoing requirements or reduce the percentage of Outstanding Debt Securities of such series necessary to waive any past default.

  Modification and amendment of the Indenture may be made by Capital, Industries and the Trustee without the consent of any Holder, for any of the following purposes: (i) to evidence the succession of another Corporation to Capital or Industries; (ii) to add to the covenants of Capital and Industries for the benefit of the Holders of all or any series of Debt Securities (and if such covenants are to be for the benefit of less than all of any series of Debt Securities, stating that such covenants are expressly being included solely for the benefit of such portion of such series) or to surrender any right or power herein conferred upon Capital; (iii) to add any additional Events of Default; (iv) to add or change any provisions of the Indenture to facilitate the issuance of Bearer Securities; (v) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no Outstanding Debt Securities of any series created prior thereto that is entitled to the benefit of such provision; (vi) to establish the form or terms of Debt Securities of any series; (vii) to secure the Debt Securities; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee;
(ix) to cure any ambiguity, defect or inconsistency in the Indenture or to make any other provisions with respect to matters or questions arising under the Indenture, provided such action does not adversely affect the interests of Holders of Debt Securities of any series under the Indenture in any material respect; (x) to effect assumption by Industries or one of its subsidiaries of Capital's obligations as contemplated by the Indenture; and (xi) to conform the Indenture to any amendments to the Trust Indenture Act.

  The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series. Such a meeting may be called at any time by the Trustee at its discretion for certain purposes set forth in the Indenture relating to Bearer Securities or by the Trustee pursuant to a request made to the Trustee by Capital or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of any series under the Indenture, but in any case, notice shall be given as provided in the Indenture. Except for any consent that must be given by the Holder of each Debt Security affected thereby, as described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Debt Securities of that series Outstanding; provided, however, that, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage that is less than a majority in principal amount of Debt Securities of a series Outstanding may be adopted at a meeting or adjourned meeting, duly reconvened and at which a quorum is present, by the affirmative vote of the Holders of such specified percentage in principal amount of the Debt Securities of that series Outstanding. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series, whether or not present or represented at the meeting. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will consist of Persons entitled to vote a majority in principal amount of the Debt Securities of a series Outstanding.

INFORMATION CONCERNING THE TRUSTEE

  Except during the continuance of an Event of Default with respect to Debt Securities of any series, the Trustee undertakes to perform, with respect to Debt Securities of such series, only such duties of the Trustee as are specifically set forth in the Indenture, and no implied covenants or obligations shall be read into the Indenture against the Trustee, and in the absence of bad faith on its part, the Trustee may, with respect to Debt Securities of such series, conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of the Indenture; but in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of the Indenture. In case an Event of Default with respect to Debt Securities of any series has occurred and is continuing, the Trustee shall exercise, with respect to Debt Securities of such series, such of the rights and powers vested in it by the Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

GOVERNING LAW

  The Indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

MISCELLANEOUS

  Industries or a Subsidiary may directly assume, by a supplemental indenture, the performance of every covenant of the Indenture on the part of Capital to be performed or observed. Upon any such assumption, Industries or such Subsidiary shall succeed to and be substituted for and may exercise every right and power of Capital under the Indenture with the same effect as if Industries or such Subsidiary had been named as Capital therein and Capital shall be released from its liability as obligor on the Debt Securities; provided that, in the case of such assumption by a Subsidiary, the Support Agreement is modified so that references to Capital and its Debt therein are changed to, or modified to include, references to such Subsidiary and its Debt (including the Debt Securities). No such assumption shall be permitted unless Industries has delivered to the Trustee an Officers' Certificate of Industries and an Opinion of Counsel for Industries, each stating that such assumption and supplemental indenture comply with the Indenture that all conditions precedent therein provided for relating to such transaction have been complied with and, in the event of assumption by a Subsidiary, that Industries' obligations under the Indenture and the Support Agreement (modified as aforesaid) remain in full force and effect.

                     DESCRIPTION OF THE SUPPORT AGREEMENT

  The Support Agreement between Capital and Industries provides that, during the term thereof, (i) Industries will own all of the voting stock of Capital,
(ii) Industries will cause Capital to have at all times a positive net worth (net assets less intangible assets, if any), as determined in accordance with generally accepted accounting principles, and (iii) if Capital is unable to make timely payment of principal of or any premium or interest on any Debt (as defined below) issued by Capital, Industries will, at the request of Capital or any Lender (as defined below), provide funds to Capital to make such payments. The Support Agreement also provides that any Lender to Capital shall have the right to demand that Capital enforce its rights against Industries under the Support Agreement as described in the previous sentence, and, in the event that Capital fails to require Industries to perform such obligations or Capital defaults in the timely payment of principal of or any premium or interest on any Debt owed to a Lender, such Lender may proceed directly against Industries to enforce Capital's rights against Industries under the Support Agreement or to obtain payment of such defaulted principal, premium or interest owed to such Lender.

  The Support Agreement provides that in no event may any Lender, on default of Capital or Industries or upon failure by Capital or Industries to comply with the Support Agreement, have recourse to or against the stock or assets of Northern Indiana, or any interest of Capital or Industries therein. Notwithstanding this limitation, the Support Agreement provides that funds available to

Industries to satisfy any obligations under the Support Agreement will include cash dividends paid by Northern Indiana to Industries. In addition to the cash dividends paid to Industries by any Subsidiary, the assets of Industries other than the stock and assets of Northern Indiana are available as recourse to holders of Capital's Debt. The carrying value of such assets reflected in Industries' consolidated balance sheet at September 30, 1997 is approximately $1.3 billion. The term "Debt" is defined in the Support Agreement as debt securities or other obligations, and includes the Debt Securities. The term "Lender" is defined in the Support Agreement as any person, firm or corporation to which Capital is indebted for money borrowed or to which Capital otherwise owes any Debt or which is acting as trustee or authorized representative on behalf of such person, firm or corporation. The Indenture provides that each Holder of a Debt Security, as well as the Trustee, shall be considered a "Lender" for purposes of the Support Agreement.

  Funds to pay the principal of and interest on the Debt Securities pursuant to the Support Agreement would come from earnings in the form of dividends paid to Industries by Northern Indiana, Kokomo Gas, NIFL and IWCR, the earnings of other businesses of Industries and its subsidiaries or the proceeds of refinancing transactions. During the next few years, it is expected that the majority of Industries' earnings that would ultimately be available to pay the principal of and interest on the Debt Securities will depend upon dividends paid to Industries by Northern Indiana. Northern Indiana's Indenture of Mortgage provides that Northern Indiana will not declare or pay any dividends on any class of capital stock (other than preferred or preference stock) except out of earned surplus or net profits of Northern Indiana. At September 30, 1997, Northern Indiana had approximately $139.9 million of retained earnings (earned surplus) available for the payment of dividends. Future dividends payable by Northern Indiana to Industries will depend upon adequate retained earnings, adequate future earnings and the absence of adverse developments. In addition, since Industries is a holding company, the right of its creditors, including Holders of the Debt Securities pursuant to the Support Agreement, to participate in any distribution of the assets of any subsidiary other than Capital upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent claims of Industries as a creditor may be recognized. The Indenture does not limit the amount of indebtedness that Capital, Industries or any of Industries' other subsidiaries may incur.

  The Support Agreement may be amended or terminated at any time by agreement of Industries and Capital, provided that (i) no amendment regarding the terms described above may be made unless all Lenders consent in advance and in writing to such amendment; (ii) no amendment regarding any other term of the Support Agreement may be made in a manner that adversely affects the rights of Lenders unless all affected Lenders consent in advance and in writing to such amendment; and (iii) no termination shall be effective until such time as all Debt (including the Debt Securities) shall have been paid in full.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  The following is a summary of certain United States Federal income tax consequences of the purchase, ownership and disposition of the Notes. It deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). This summary also does not address the tax consequences to persons whose functional currency is other than the U.S. Dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of Notes. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Notes. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

  As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate or trust the income of which is subject to United States Federal income taxation regardless of its source or
(iv) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

U.S. HOLDERS

 PAYMENTS OF INTEREST

   Payments of interest on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting).

 MARKET DISCOUNT

  If a U.S. Holder purchases a Note, other than an original issue discount note, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of an original issue discount note, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased such Note at a "market discount," unless such market discount is less than a specified de minimis amount.

  Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of an original issue discount note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue market discount on the basis of semiannual compounding.

  A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note with market discount until the maturity of the Note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States Federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

 PREMIUM

  If a U.S. Holder purchases a Note for an amount that is greater than the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest, such U.S.

Holder will be considered to have purchased the Note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Note and may offset interest otherwise required to be included in respect of the Note during any taxable year by the amortized amount of such excess for the taxable year. However, if the Note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the Note. Any election to amortize bond premium applies to all taxable debt instruments then owned and thereafter acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

 DISPOSITION OF A NOTE

  Except as discussed above, upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal such U.S. Holder's initial investment in the Note increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such Note. Such gain or loss generally will be long-term capital gain or loss if the Note were held for more than one year.

NON-U.S. HOLDERS

  A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a Note, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of Capital, a controlled foreign corporation related to Capital or a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the Note under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. The Treasury Department is considering implementation of further certification requirements aimed at determining whether the issuer of a debt obligation is related to holders thereof.

  Generally, a non-U.S. Holder will not be subject to United States Federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a Note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

  The Notes will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of Capital or, at the time of such individual's death, payments in respect of the Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

  Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the Notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

  In addition, upon the sale of a Note to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

  Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

  THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement, Capital has agreed to sell to each of the Underwriters named below, and each of such Underwriters has severally agreed to purchase, the principal amount of the Notes set forth opposite its name below:

                                                                     PRINCIPAL
                                                                      AMOUNT
        UNDERWRITER                                                  OF NOTES
        -----------                                                 -----------
   Goldman, Sachs & Co............................................. $37,500,000
   Morgan Stanley & Co. Incorporated...............................  37,500,000
                                                                    -----------
     Total......................................................... $75,000,000
                                                                    ===========

  Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the Notes, if any are taken.

  The Underwriters propose to offer the Notes in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such price less a concession of 0.40% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a concession not to exceed 0.25% of the principal amount of the Notes to certain brokers and dealers. After the Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

  The Notes are a new issue of securities with no established trading market and Capital does not intend to apply for listing of the Notes on a securities exchange. Capital has been advised by the Underwriters that the Underwriters intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

  In connection with the offering, the Underwriters may purchase and sell the Notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Underwriters in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Notes; and short positions created by the Underwriters involve the sale by the Underwriters of a greater number of Notes than they are required to purchase from the Company in the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Notes sold in the offering may be reclaimed by the Underwriters if such Notes are repurchased by the Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Notes, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

  In the ordinary course of its business, the Underwriters and certain of their affiliates have engaged and may in the future engage in investment banking, commercial banking and other transactions with (and perform related services for) Capital and certain of its affiliates, for which such Underwriters have received and will receive customary fees and commissions.

  Capital and Industries have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS

  The validity of the Notes offered hereby will be passed upon for Capital by Schiff Hardin & Waite, Chicago, Illinois. Certain legal matters relating to the Notes offered hereby will be passed upon for the Underwriters by Sonnenschein Nath & Rosenthal, Chicago, Illinois.

                                    EXPERTS

  The consolidated financial statements and schedules of Industries and its subsidiaries incorporated by reference in this Registration Statement from Industries' 1996 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in this Registration Statement in reliance upon the authority of said firm as experts in giving said reports.

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 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-
SENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CAPITAL, INDUSTRIES OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DE-LIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUM-STANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CAPITAL OR INDUSTRIES SINCE THE DATE HEREOF OR THAT THE INFORMATION CON-TAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                  -----------

                               TABLE OF CONTENTS

                                  PROSPECTUS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Incorporation of Certain Documents
 By Reference..............................................................   2
The Companies..............................................................   3
Ratios of Earnings to Fixed Charges........................................   4
Use of Proceeds............................................................   4
Description of the Notes...................................................   5
Description of the Support Agreement.......................................  14
Certain United States Federal Income
 Tax Considerations........................................................  15
Underwriting...............................................................  19
Legal Matters..............................................................  20
Experts....................................................................  20

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                                  $75,000,000

                          6.78% SENIOR NOTES DUE 2027

                                    NIPSCO
                             CAPITAL MARKETS, INC.

                     ENTITLED TO THE BENEFIT OF A SUPPORT
                    AGREEMENT PROVIDING FOR THE PAYMENT OF
                           PRINCIPAL AND INTEREST BY

                                    NIPSCO
                               INDUSTRIES, INC.

                                  -----------

                                  PROSPECTUS

                                  -----------


                             GOLDMAN, SACHS & CO.

                          MORGAN STANLEY DEAN WITTER


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